TransEnterix™

advancing surgery through innovation™

December 16, 2019

Brett Farabaugh
8308 Clarks Branch Drive
Raleigh, NC 27613

Dear Brett:

I am pleased to confirm our offer to you for the position of **interim Chief Financial Officer** with TransEnterix, Inc. in our Morrisville, NC headquarters location starting on December 18, 2020, or a date mutually agreed on by both parties. In this role you will report to Anthony Fernando, CEO. Your employment will be for a term, ending April 30, 2020, with an option to renew.

This letter is not a contract of employment and supersedes all prior discussions and any written or oral agreements with respect to your employment with the Company. Except as provided herein, this offer letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company's policy or employment at-will, under which both you and the Company remain free to terminate the employment relationship at any time.

Your monthly salary will be $25,000, with $12,500 paid on a semi-monthly schedule (15th and last day of each month) via direct deposit. We will guarantee payment for your monthly salary for 3 months.

Provided that you accept the terms of employment set forth in this letter, you will be eligible for a grant of TransEnterix restricted stock units ("RSUs"), effective on your start date.

The grant will be for time-based RSUs to purchase 30,000 shares of common stock to be issued under the Company's equity incentive plan. The forfeiture restrictions on the RSUs will lapse upon the earlier of (i) 90 days after your departure from the Company if your employment is not continued after the initial term and (ii) if your employment is continued, 90 days after the date your continued employment begins; provided, however, if you are not then currently in an open trading window, the forfeiture period will be extended to end at the beginning of the next open trading window. If you leave the Company for any reason prior to April 30, 2020, or if the Company terminates your employment for cause prior to April 30, 2020, the RSUs will be forfeited. Otherwise, the RSUs will continue and the lapse of forfeiture will occur as set forth above.

All equity awards made, and all shares of the Company common stock that you may own are subject to the Company's insider trading policy.

In your role as interim Chief Financial Officer, you will be subject to stock ownership reporting under Section 16 of the Securities Exchange Act of 1934, as amended. We will send you a questionnaire to solicit information necessary for our SEC filings.

As a full-time employee, you will be eligible for the Company's benefits which are summarized on the accompanying Employee Benefits Summary. Additional details of these plans will be sent to you upon your acceptance of employment. The Company reserves the right to cancel or change its policies and benefit plans at any time.

We ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is our understanding that you are not prohibited or limited in any way from performing the duties of your position, and you hereby represent that such is the case.

To accept the Company's offer of employment, please sign and date this letter in the space provided below by the end of business on December 17, 2019. Your employment is contingent upon your signing the Employment, Confidential Information, and Invention Assignment Agreement, TransEnterix Drug & Alcohol Policy, Consent for Drug Testing, Code of Business Conduct and Ethics Policy, Insider Trading Policy which you will receive upon returning the signed offer letter, acceptance of the terms of the Company's Employee Handbook and successful completion of a satisfactory background check, drug screen, and work-related reference checks.

Our Company is advancing surgery through innovation, and we hope you will accept this opportunity to join our team!

Should you have any questions, please contact me at afernando@transenterix.com.

Sincerely,

/s/ Anthony Fernando

Anthony Fernando
CEO

I understand and agree to the terms of employment set forth above.

Brett Farabaugh / BRETT FARABAUGH — 12/17/2019

Signature / Name — Date